Exhibit 99.1

J. Randolph Babbitt Rejoins Access National Board of Directors

RESTON, Va.--(BUSINESS WIRE)--September 25, 2012--Access National Corporation (NASDAQ: ANCX) (the “Corporation”), holding company for Access National Bank, announced today that J. Randolph Babbitt has been appointed to its Board of Directors effective today, September 25, 2012. Mr. Babbitt was also appointed to the Board of Access National Bank (the “Bank”) and will serve on the Bank’s Loan Committee. He will also serve on the Nominating & Governance, Compensation and Audit Committees of Access National Corporation.

Mr. Babbitt previously served as a Director of Access National Bank from 1999 (inception) to 2009 and its holding company Access National Corporation from 2002 (inception) to 2009. Mr. Babbitt was required to resign from both Boards in 2009 as part of the ethics agreement related to his appointment as Administrator of the Federal Aviation Administration (“FAA”).

Mr. Babbitt is currently Managing Member of Babbitt and Associates, Inc., an aviation consulting firm. He served as Administrator of the FAA from 2009 – 2011. Prior to then, Mr. Babbitt was President and Chief Executive Officer of ECLAT Consulting, Inc., an aviation consulting practice, from its organization in 2001 until its merger into Oliver Wyman in September 2007, where Mr. Babbitt served as a Partner. Earlier in his career, Mr. Babbitt served as a commercial pilot and President of the Airline Pilot’s Association.

Mr. Babbitt will be compensated for his services as a Director in the same manner as other non-employee Directors. The cash compensation includes a prorated portion of the $36,000 annual retainer. Mr. Babbitt is also eligible to receive incentive awards determined by, and in the discretion of, the Board’s Compensation Committee.

“We are pleased to have Randy rejoin our Board of Directors,” said CEO Mike Clarke. “His extensive experience in a highly regulated industry and skills in consulting, management and finance will be a valuable addition to complement the skills and experience of our other Directors.”

Access National Corporation is the parent company of Access National Bank, an independent, nationally chartered bank serving the business community of the greater Washington DC Metropolitan area. Additional information is available on our website at www.AccessNationalBank.com. Shares of Access National Corporation are traded on the NASDAQ Global Market under the symbol "ANCX".

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These statements may be identified as “may”, “could”, “expect”, “believe”, anticipate”, “intend”, “plan” or variations thereof. These forward-looking statements may contain information related to those matters such as the Company’s intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond control of the Company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K and other SEC filings.

CONTACT:
Access National Corporation
Michael Clarke, 703-871-2100